EXHIBIT 6(b)

Principal Underwriter for                             201 Highland Avenue
IDEX Fund 3                                           Largo, FL  34640
                                                      Telephone: (813) 587-1800

                            DEALER'S SALES AGREEMENT

                                                      Dated____________________

Gentlemen:

      We have entered into an underwriting agreement with IDEX Fund 3 (the "Fund") whereby we will act as Principal Underwriter as defined in the Investment Company Act of 1940, with the right to purchase shares of beneficial interest of the Fund for sale of such shares to investors either directly or indirectly through other broker-dealers. As Principal Underwriter we offer to sell to you shares of the Fund subject to the following conditions:

      1. In all sales of shares to the public you shall act as dealer for your own account.

      2. On purchases of shares, you shall receive a discount amounting to a percentage of the applicable public offering price which varies with the size and nature of each such purchase as follows:

                                                                            DEALER DISCOUNT
         TOTAL AMOUNT OF SIMULTANEOUS                         SALES          ON SINGLE
             PURCHASE OF HOLDINGS                             CHARGE        TRANSACTIONS
         ----------------------------                         ------        ---------------
         Less than $10,000                                     8.50%            7.00%
         $   10,000 or more but less than $   25,000           7.75             6.25
         $   25,000 or more but less than $   50,000           6.00             5.00
         $   50,000 or more but less than $  100,000           4.50             4.00
         $  100,000 or more but less than $  250,000           3.50             3.00
         $  250,000 or more but less than $  400,000           2.50             2.25
         $  400,000 or more but less than $  600,000           2.00             1.75
         $  600,000 or more but less than $5,000,000           1.00             0.75
         $5,000,000 or more                                    0.25             0.20

      Investors may not be permitted to purchase shares if thereafter they would own of record shares of the Fund with a net asset value in excess of $500,000 without prior approval of the Fund.

      For purposes of the above, the term "single transaction" shall also be applied to all purchases of shares of the Fund either alone or jointly made by you or the investor to cover orders from any one investor within any one period of thirteen months if his purchases plus any credit under the "Right of Accumulation" within that period aggregate $10,000 or more, provided that the investor has on file with you and the Principal Underwriter a "Letter of Intention" stating that he intends within thirteen months to make purchases which, when added to any credit under the "Right of Accumulation," total at least $10,000, and further provided that the shares so purchased are still owned by the investor at the end of the thirteen month period.

      The foregoing scale of quantity discounts shall also apply to current purchases of shares of the Funds either alone or jointly, where the aggregate quantity of such shares previously purchased or acquired and then owned by any one investor, determined at current offering price, plus shares being purchased, amounts to more than $10,000, provided you or the investor give written notice to us each time such a purchase is made which would so qualify.

      As used in Section 2 hereof, the term "any one investor" includes (i) an individual (ii) an individual, his spouse and their children under the age of twenty-one, purchasing securities for his or their own account, and (iii) a trustee or other fiduciary purchasing securities for a single trust, estate, or single fiduciary account, including pension, profit sharing and other employee benefit trusts qualified under Section 401 of the Internal Revenue Code, although more than one beneficiary is involved.

      Effective May 1, 1991, we shall pay to you an Administrative Services Fee, computed on an annual basis and paid quarterly, in the amount of ten basis points (1/10 of 1%) of the average daily aggregate value (at net asset value) of shares of the IDEX Fund, IDEX Fund 3 and IDEX Total Income Trust held by your clients, provided that the average daily net asset value of such shares held by your clients are at least equal to $500,000 throughout each quarter. Payment of this Administrative Services Fee or the terms thereof, may be modified or terminated at any time.

      3. You represent that you are, and at the time of purchasing any shares of the Fund will be, a member in good standing of the National Association of Securities Dealers, Inc.

      4. Orders received from you will be accepted by us only at the public offering price applicable to each order as established by the then current Prospectus of the Fund. The procedure relating to handling orders shall be subject to instructions which we shall forward to you from time to time. All orders are subject to acceptance or rejection by us in our sole discretion.

      5. You agree to purchase shares only from us or from your customers. If you purchase shares from us, you agree that all such purchases shall be made only to cover orders already received by you from your customers, or for your own bona fide investment.

          If you purchase shares from your customers, you agree to pay such customers not less than the redemption price in effect on the date of purchase, as defined in the Prospectus of the Fund. We in turn agree that we will not purchase any shares from the Fund except for the purpose of covering purchase orders which we have already received.

      6. You shall sell shares only (a) to customers at the public offering price then in effect and (b) to the Fund or to any dealer who is a member of the National Association of Securities Dealers, Inc. at the redemption price in effect on the date of sale.

      7. Only unconditional orders for shares of a definite specified price will be accepted.

      8. If any shares sold to you under the terms of this agreement are repurchased by the Fund or are tendered for redemption within seven business days after the date of confirmation, it is agreed that you shall forfeit your right to any discount received by you on such shares.

      9. Remittance of the net amount due for shares purchased from us shall be made payable to IDEX Investor Services, Inc., Agent for the Underwriter, within seven days of our confirmation of sale to you. Such payment should be sent, together with stock transfer stamps required on account of the sale by you, to IDEX Investor Services, Inc., P. O. Box 9015, Clearwater, FL 34618-9015, with your transfer instructions on the appropriate copy of our confirmation of sale to you. If such payment is not received by IDEX Investor Services, Inc., we reserve the right, without notice, forthwith to cancel the sale.

      10. Promptly upon receipt of payment, shares sold to you shall be deposited by us or our agent, IDEX Investor Services, Inc. No certificates will be issued unless specifically requested.

      11. No person is authorized to make any representations concerning shares of the Fund except those contained in the current Prospectus for the Fund and in supplements thereto. In purchasing shares from us you shall rely solely on the representations contained in the Prospectus for the Fund and supplements thereto.

      12. Additional copies of the current Prospectus and supplements thereto and other literature will be supplied by us in reasonable quantities upon request.

      13. We reserve the right in our discretion, without notice, to suspend sales or withdraw the offering of shares entirely or to modify or cancel this agreement.

      14. We both hereby agree to abide by the Rules of Fair Practice of the National Association of Securities Dealers, Inc.

      15. All communications to us should be sent to the above address. Any notice to you shall be duly given if mailed or telegraphed to you at your address specified below. This agreement shall be construed in accordance with the laws of Florida.

                              INTERSECURITIES, INC.

                                   By:
                                     ---------------------------------

The undersigned hereby accepts the offer set forth in the above letter.

                                   Firm
                                       ---------------------------------

                                   By:
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                                    Authorized Representative

                                   Name:
                                       ---------------------------------

                                   Title:
                                        --------------------------------

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            Firm Address                               Phone Number

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                     (Retain a copy and return the original)